Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-153770) of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Willis Group Holdings Limited and subsidiaries and the effectiveness of Willis Group Holdings Limited and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Group Holdings Limited and subsidiaries for the year ended December 31, 2008.
/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom
December 31, 2009